Exhibit 99.1

MARK C. JAKSICH

1.	Named by the Board of Directors as Chief Financial Officer effective February 26, 2014.

2.	Base Salary: $485,000 per year

3.	Continued participation in Valmont's 2014 Annual Incentive Plan - Corporate Plan with a target of 60% of base salary (from start date as CFO) and capped at 2x bonus target.

4.
Continued participation in the performance share element of Valmont's 2012-2014, 2013-2015, and 2014-2016 long-term incentive plans, with a target of 70% of base salary (from start date as CFO) and capped at 2x target.

5.	Continued participation in the stock option element of Valmont's long-term incentive plans, with eligibility for option grant in December 2014 with a target value of 70% of base salary.

6.	Continued participation in Valmont's non-qualified deferred compensation plan, VERSP 401 (k) plan, health and welfare benefit plans.